Exhibit 99.1                          INFORMATION
.
 For Immediate Release
January 15, 2009
Contact: 513.271.3700
 John A. Kraeutler, Chief Executive Officer

Meridian Bioscience, Inc. Announces Preliminary First Quarter Operating Results
and Revises Fiscal 2009 Revenue Guidance

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO - News) today announced that based on preliminary results, it expects revenues for the first quarter of fiscal 2009, ended on December 31, 2008, to be approximately $34,300,000, an increase of 1% over the prior year. During the quarter, sales to our largest distributor were essentially flat. However, shipments to customers from this distributor continued at a double-digit pace. Revenues from the European Diagnostics segment grew 1% on a local currency basis but were adversely impacted by lower H.pylori sales in Italy and reflect a 7% decline on a US dollar basis due to the effects of the strengthening dollar. Life Science comparable revenues declined 7% due in part to a large order in the first quarter of 2008 that did not repeat this year.

Diluted earnings per share for the first quarter of fiscal 2009 are expected to be approximately $.20, an increase of 11% over the prior year, driven by higher gross profit margins resulting from favorable product mix, continued operating efficiencies and ongoing operating expense control.

The recent strengthening of the dollar will continue to have a negative effect on European Diagnostics sales denominated in the Euro. Natural hedging programs mitigate the impact of currency at the operating income line on a consolidated basis. Customers reducing inventory levels to conserve cash and reduce costs will also likely have a negative effect on fiscal 2009 revenues. As a result of these factors, Meridian is lowering its revenue guidance range from the previous range of $157 million to $160 million to a revised range of $151 million to $156 million to adjust for these factors. Meridian is maintaining its diluted EPS guidance of $.86-$.90.

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made. The Company assumes no obligation to publicly update any forward-looking statements. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following: Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations. In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.